SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
 (Amendment No.  )

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PIMCO Income Strategy Fund II
(Name of Registrant as Specified in its Charter) Brigade Leveraged Capital Structures Fund Ltd. Brigade Capital Management, LLC
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 26, 2013, Brigade Capital Management, LLC issued a press release announcing that Institutional Shareholder Services (ISS) recommends change at the board of PIMCO Income Strategy Fund II.  A copy of the press release is attached hereto.

Brigade Announces That Leading Independent Proxy Advisory Firm Institutional Shareholder Services (ISS) Recommends Change at the Board of PIMCO Income Strategy Fund II ("PFN")

ISS recommends that ARPS holders vote FOR Brigade's preferred shares trustee nominee

NEW YORK, NY, / Business Wire / - - July 26, 2013 - - Brigade Capital Management, LLC, or "Brigade", an investment advisor whose affiliates hold approximately 25.9% of the auction rate preferred shares of PIMCO Income Strategy Fund II, or the "Fund", announced today that Institutional Shareholder Services, or "ISS", is recommending that the preferred shareholders of the Fund vote in favor of the election of Alan Bruce Miller, Brigade's nominee, to serve as a preferred shares trustee of the Fund.

In its reports dated July 22, 2013, ISS concluded that "[s]upport of ARPS holders FOR Brigade's nominee, Alan Bruce Miller, is warranted given that the nomination of Mr. Miller would further influence the Fund's board to provide liquidity for the holders of ARPS and by the Fund's failure to provide liquidity to ARPS holders at levels consistent with industry average. Additionally, a WITHHOLD recommendation for the Fund's incumbent nominees also appears warranted under standard ARPS policy for the same failure to provide ARPS liquidity at or above industry average levels." (1)

In response to ISS' report, Donald E. Morgan, the managing member of Brigade, issued the following statement:  "We are extremely pleased that ISS is endorsing change at the board of the Fund by recommending Brigade's nominee for election to the board of the Fund.  We believe that there are very attractive financing alternatives to the preferred shares and that the Fund's trustees could pursue these financing opportunities to provide preferred shareholders with a redemption of or offer to repurchase their securities and at the same time protect the interests of the common shareholders.  While interest rates remain low by historical standards, they have increased significantly.  We believe that the dramatic, recent market place changes and volatility have only confirmed the wisdom of redemption, yet the Fund's directors continue to resist this logical step already taken by most other funds.  In our view, ISS' report provides independent validation that the board should take action to immediately redeem the preferred shares."

VOTE THE GREEN PROXY CARD TO MAKE A DIFFERENCE IN THE FUND'S FUTURE

Brigade urges all preferred shareholders to follow ISS' recommendation for change on the board of the Fund – it is important that the preferred shareholders of the Fund return the GREEN proxy card and vote FOR Alan Bruce Miller. The preferred shareholders of the Fund SHOULD NOT RETURN THE WHITE PROXY CARD or any other proxy card furnished to them on behalf of the Fund.

If you have already returned a proxy card, you have every right to change your vote by signing, dating, and returning a later dated GREEN proxy card or by voting in person at the upcoming annual meeting.

Investor Contact:

Alliance Advisors LLC
200 Broadacres Drive, 3rd floor
Bloomfield, NJ 07003
Call Toll Free: 877-777-8749
Banks and Brokers Call Collect: 973-873-7710

(1) Permission to use quotations was neither sought nor obtained.

About Brigade Capital Management, LLC

Brigade Capital Management, LLC is an SEC-registered investment advisor whose products include long/short credit, distressed debt and traditional high yield.  The firm is headquartered in New York and had $13.5 billion under management as of July 1, 2013 across its various products and credit-themed strategies.

Additional Information

THE PARTICIPANTS IN ANY SOLICITATION OF PROXIES RELATING HERETO ARE THE SAME AS THE PARTICIPANTS IDENTIFIED IN THE DEFINITIVE PROXY STATEMENT FILED BY BRIGADE WITH RESPECT TO THE FUND ON JUNE 28, 2013 (THE "PROXY STATEMENT").  ACCORDINGLY, PREFERRED SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY BRIGADE FROM THE PREFERRED SHAREHOLDERS OF THE FUND BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  PREFERRED SHAREHOLDERS MAY OBTAIN A COPY OF THE PROXY STATEMENT AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.

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